Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this registration statement on Form S-1 of Ulthera, Inc. of our report dated April 3, 2014, with respect to our audits of the financial statements of Cabochon Aesthetics, Inc., which comprise the balance sheets as of December 31, 2011, 2012 and 2013, and the related statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended and for the period from January 5, 2005 (inception) to December 31, 2013, and the related notes to the financial statements. We also consent to the reference of our firm under the heading “Experts” in this registration statement.

/s/ Armanino LLP

Armanino LLP

San Jose, California

May 12, 2014